September 12, 2000
                                                        For Immediate Release
                                                        Contact: Barry Rubens
                                                                 704.722.2404
                                                               Mary Jean King
                                                                 704.722.3741


           CT Communications' Interest in BellSouth Carolinas PCS
                Partnership To Be Acquired By BellSouth PCS
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CT Communications, Inc., ("CTC") (Nasdaq: CTCI) announced today that
BellSouth Corporation's PCS subsidiary has agreed to acquire the 1.96% limited partnership interest that CTC holds in the BellSouth Carolinas PCS partnership. The partnership provides PCS service in North and South Carolina. BellSouth currently owns 55.76% of the partnership. The remainder is owned by DukeNet Communications, a subsidiary of Duke Energy Corporation, Caronet, Inc., a subsidiary of CP&L Energy, Inc., 30 independent telephone companies (including CTC), and Cook Inlet PCS. BellSouth anticipates that the partnership will be merged into BellSouth PCS so that BellSouth PCS will own 100% of the partnership's properties. BellSouth will pay $20 million for each one percent limited partnership interest in the partnership, with the total equity purchase price for the 44.24% interest being approximately $885 million, and CTC's portion being approximately $39.2 million. The agreement will require the approval of the boards of BellSouth Corporation and CP&L Energy, both of which are expected to consider the matter before the end of September.

CTC currently has over 12,000 wireless customers and has been operating as a reseller in the BellSouth Carolinas PCS partnership since the fall of 1996. The sale of the partnership interest will not affect the CTC's current resale business.

The sale of CTC's partnership interest also will not affect CTC's previously announced partitioning of the predefined area of the BellSouth Carolinas PCS partnership. In this partitioning agreement, which will likely take effect in early 2001, CTC will acquire 47 cell sites, approximately 9,000 subscribers and a license for spectrum for three and one half counties north of Charlotte, NC. This partitioned area contains a population of approximately 440,000 people.

"CTC will continue to work with BellSouth as an operator within the BellSouth Carolinas PCS network, and we look forward to continuing that relationship. The acquisition of CTC's partnership interest does not change CTC's commitment to partition and operate a pre-defined area north of Charlotte in early 2001." said Barry Rubens, Chief Financial Officer at CT Communications, Inc.

CTC plans to use the proceeds from the acquisition to fund expansion of their strategic growth businesses with includes competitive local telephone service, digital wireless, and internet and data services.

CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North Carolina and South Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance services, Internet and data services, and digital wireless services.



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